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                                                                    EXHIBIT 99.1




                    [RIGCO NORTH AMERICA, L.L.C. LETTERHEAD]



                                 PRESS RELEASE

FOR IMMEDIATE RELEASE                                 CONTACT: DENNIS A. KUNETKA
                                                               (713) 224-7400

                       TATHAM OFFSHORE, INC. SUBSIDIARIES
                      FILE CHAPTER 11 VOLUNTARY PROCEEDING

Houston, Texas (August 10, 1999) - On August 9, 1999, certain subsidiaries (the "Debtors") of Tatham Offshore, Inc. (OTC: TOFF) filed voluntary petitions for relief under Chapter 11, Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division. The Debtors, which own substantially all of the operating assets of Tatham Offshore, are RIGCO North America, L.L.C. ("RIGCO") and FPS VI, L.L.C. ("FPS VI"), which own two semisubmersible drilling rigs - the Bill Shoemaker (the "Shoemaker") and the Laffit Pincay (the "Pincay") - and certain related assets, and FPS III, Inc. and FPS V, Inc., their direct parent companies. The Debtors are operating their businesses and managing their property as debtors in possession and no trustee or examiner has been appointed.

On July 26, 1999, RIGCO filed a petition in the 165th Judicial District Court in Harris County, Texas, alleging more than $51 million in actual damages against Schlumberger Technology Corporation and Schlumberger Canada, Ltd. (collectively, "Schlumberger") for claims arising out of Schlumberger's marketing, manning, management and operation of the Shoemaker and Pincay pursuant to certain charter, make-ready and other agreements and arrangements. The allegations include claims of gross negligence, breach of contract, fraud, negligent misrepresentation and negligence. RIGCO is seeking an unspecified amount of exemplary damages. RIGCO and FPS VI have alleged in bankruptcy court proceedings that the manner in which Schlumberger performed its duties with respect to the Shoemaker and Pincay during the course of the management and charter agreements resulted in the Debtors' financial difficulties and caused Debtors to default on their secured debt obligations.

Tatham Offshore, Inc. is an independent energy company currently pursuing energy related opportunities in Atlantic Canada and providing contract drilling services.